Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Posts Quarterly Loss on Strike Impact and Charges

•	Fourth-quarter revenues declined to $12.7 billion from $17.5 billion as labor strike pushed airplane deliveries out of the quarter

•	Fourth-quarter EPS declined to loss of $0.08 per share, reduced by an estimated total of $1.79 due to strike, 747 charge and litigation-related reserve

•	Backlog grew 8 percent in 2008 to a record $352 billion

•	2009 EPS guidance of $5.05 to $5.35 underpins a solid foundation in challenging times

Table 1. Summary Financial Results

	4th Quarter		Change	Full Year		Change
(Millions, except per share data)	2008	2007		2008	2007
Revenues	$12,680	$17,477	(27)%	$60,925	$66,387	(8)%
Earnings/(Loss) From Operations	$(205)	$1,516	N.A.	$3,988	$5,830	(32)%
Operating Margin	-1.6%	8.7%	N.A.	6.5%	8.8%	(2.3	)Pts
Reported Net Income/(Loss)	$(56)	$1,033	N.A.	$2,702	$4,074	(34)%
Reported Earnings/(Loss) per Share	$(0.08)	$1.36	N.A.	$3.71	$5.28	(30)%
Operating Cash Flow	$(1,641)	$1,893	N.A.	$(401)	$9,584	N.A.

CHICAGO, Jan. 28, 2009 – The Boeing Company’s [NYSE: BA] fourth-quarter net income declined to a loss of $56 million, or $0.08 per share, reflecting the now-settled machinists’ strike (EPS impact estimated at $1.09 per share), a charge related to the 747 ($0.61 per share) and a litigation-related reserve ($0.09 per share).

Revenues for the quarter declined 27 percent to $12.7 billion, due primarily to the effects of the strike which reduced commercial airplane deliveries by approximately 70 units and revenues by an estimated $4.3 billion (Table 1).

For the full year of 2008, net income fell 34 percent to $2.7 billion, EPS was $3.71 per share, and revenue fell 8 percent to $60.9 billion. Full-year results were impacted by the strike, the 747 charge, the litigation-related reserve, and higher costs for AEW&C announced in the second quarter, which together reduced full-year EPS by an estimated $2.56 per share. This was partially offset by lower pension and deferred compensation expenses.

“The progress we made in many areas of Boeing during 2008 was outweighed by the impact of the strike and our performance on some key development programs,” said Chairman, President, and Chief Executive Officer Jim McNerney. “Our imperative going forward is improving execution where it needs to be improved, maintaining strong performance across all our production programs, and preserving our financial strength to grow in these challenging economic times.”

Fourth-quarter operating cash outflow was $1.6 billion, primarily reflecting the effects of the strike (Table 2). Operating cash outflow for the year was $0.4 billion, and free cash flow* was negative $2.1 billion. Total company backlog at year-end was a record $352 billion, up 8 percent in 2008 driven by commercial airplane orders and new IDS contract awards.

Table 2. Cash Flow

	4th Quarter		Full Year
(Millions)	2008	2007	2008	2007
Operating Cash Flow [1]	$(1,641)	$1,893	$(401)	$9,584
Less Additions to Property, Plant & Equipment	$(445)	$(449)	$(1,674)	$(1,731)

Free Cash Flow*	$(2,086)	$1,444	$(2,075)	$7,853

[1]	Operating cash flow includes $531 in qualified pension plan contributions in 2008 and $580 in 2007.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $3.6 billion at quarter end, down from the end of the third quarter, reflecting strike impacts, previously announced business acquisitions and scheduled debt repayments (Table 3). The company converted most of its marketable securities positions into cash during the quarter.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q08	3Q08
Cash	$3.3	$4.2
Marketable Securities[1]	$0.3	$3.0

Total	$3.6	$7.2

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$3.6	$3.7

Total Consolidated Debt	$7.5	$7.6

[1]	Marketable securities consists primarily of investment-grade instruments classified as “short-term investments” and “investments.”

Share repurchase activity totaled 7.6 million shares for $335 million during the quarter and 42.1 million shares for $2.9 billion during the year.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) fourth-quarter revenues were $4.6 billion, 48 percent below the same period last year, driven by reduced deliveries due to the strike that affected production of all commercial airplane programs (Table 4). Losses from operations totaled $968 million compared with earnings of $973 million in the year-ago period. The strike reduced fourth-quarter earnings by an estimated $1.2 billion, net of recovery of galley-delayed deliveries from the third quarter, while a charge for a reach-forward loss on the 747 program reduced earnings by $685 million.

Table 4. Commercial Airplanes Operating Results

	4th Quarter		Change	Full Year		Change
(Millions, except deliveries & margin percent)	2008	2007		2008	2007
Commercial Airplanes Deliveries	50	112	(55)%	375	441	(15)%

Revenues	$4,589	$8,866	(48)%	$28,263	$33,386	(15)%
Earnings/(Loss) from Operations	$(968)	$973	N.A.	$1,186	$3,584	(67)%

Operating Margins	(21.1)%	11.0%	N.A.	4.2%	10.7%	(6.5	)Pts

For the year, BCA revenues decreased 15 percent to $28.3 billion on an estimated 105 fewer airplane deliveries due to the strike. Operating earnings decreased 67 percent to $1.2 billion while margins were 4.2 percent, driven by the strike, infrastructure cost absorption and additional 747 program costs. The strike reduced full-year earnings by an estimated $1.8 billion.

BCA booked 44 gross orders during the quarter and 669 during the year. Contractual backlog rose to a record $279 billion, increasing 9 percent for the year to approximately eight times BCA’s annual revenues.

As announced on November 14, the company expects deliveries of the 747-8 freighter to begin in the third quarter of 2010 and deliveries of the 747-8 Intercontinental passenger model to begin in the second quarter of 2011. The schedule change was caused by design changes, limited availability of engineering resources inside the company and the machinists strike. Since November, a full assessment of the supply chain impacts of these and other additional design changes, coupled with increased pension costs, has resulted in the company recording a reach-forward loss of $685 million in the fourth quarter.

The 787 Dreamliner made progress during the quarter despite the labor strike. Key milestones included FAA approval of the scheduled maintenance program that defines the tasks and service intervals operators will use to maintain the 787, and a successful wing-box destruction test, a key step toward validating the structural integrity of the airplane. Also during the quarter, the company discovered a requirement to replace certain fasteners, and has now largely finished replacing them on the first two flight test airplanes. As announced in December, the company expects first flight of the 787 to occur in the second quarter of 2009 and deliveries to begin in the first quarter of 2010. The 787 program has won 895 net orders from 58 customers to date, which includes the recent removal from the books of one customer’s order for airplanes that were scheduled for delivery late in the next decade.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) fourth-quarter revenues were $8.0 billion and operating margins were 11.0 percent, reflecting strong program performance across IDS’s balanced portfolio of programs.

For the year, IDS revenue held steady at $32.0 billion with operating margins of 10.1 percent due to solid performance across IDS, including a reduction of 0.8 points due to the second-quarter AEW&C charge.

Table 5. Integrated Defense Systems Operating Results

	4th Quarter		Change		Full Year		Change
(Millions, except margin percent)	2008	2007			2008	2007
Revenues
Boeing Military Aircraft	$3,166	$3,618	(12)%		$13,492	$13,740	(2)%
Network & Space Systems	$2,859	$2,842	1%		$11,338	$11,475	(1)%
Global Services & Support	$2,016	$1,898	6%		$7,217	$6,837	6%

Total IDS Revenues	$8,041	$8,358	(4)%		$32,047	$32,052	(0)%

Earnings from Operations
Boeing Military Aircraft	$354	$398	(11)%		$1,276	$1,649	(23)%
Network & Space Systems	$228	$292	(22)%		$1,033	$862	20%
Global Services & Support	$299	$289	3%		$923	$929	(1)%

Total IDS Earnings from Operations	$881	$979	(10)%		$3,232	$3,440	(6)%

Operating Margins	11.0%	11.7%	(0.7	)Pts	10.1%	10.7%	(0.6	)Pts

Boeing Military Aircraft fourth-quarter operating margins expanded to 11.2 percent for the quarter due to strong execution across aircraft production programs. Revenue of $3.2 billion is down from the prior year due to delivery mix and volume.

For the quarter, revenues in Network & Space Systems increased slightly to $2.9 billion. Operating margins were 8.0 percent on solid performance across the segment’s broad array of programs. Ground-based Midcourse Defense successfully completed its most complex flight test to date, and Airborne Laser successfully completed the first ground test of the entire weapon system integrated aboard the aircraft.

Global Services & Support again generated strong results from its broad portfolio of programs. Revenues for the quarter rose to $2.0 billion on growth in training systems and integrated logistics. Operating margins were 14.8 percent reflecting outstanding execution.

The IDS backlog of $73.0 billion remained stable during the quarter and increased for the full year. Significant new orders during the year included V-22 and CH-47 multi-year contracts, the F-22 sustainment contract, and key international orders.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported fourth-quarter pre-tax earnings of $26 million, down from $30 million in the same period last year which included a significantly larger portfolio (Table 6). BCC’s portfolio balance at the end of the year was $6.0 billion, down from $6.5 billion at the beginning of the year primarily on normal portfolio run-off and depreciation. BCC contributed $32 million in cash dividends to Boeing during the quarter and $252 million in the year. BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	4th Quarter		Change	Full Year		Change
(Millions)	2008	2007		2008	2007
Revenues	$168	$196	(14)%	$703	$815	(14)%
Earnings from Operations	$26	$30	(13)%	$169	$234	(28)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology as well as certain results related to the consolidation of all business units. Other segment expense was $59 million in the fourth quarter, down from $166 million in the same period last year which included higher environmental expense.

Unallocated expense was $85 million, down from $300 million last year, driven by unallocated pension expense being lower by $127 million. Other unallocated includes a $101 million litigation-related reserve.

Fourth-quarter pension expense was $113 million, down from $301 million in the same quarter last year, of which $14 million was recorded in unallocated expense and the balance was recorded as expense in the business segments. At year-end, Boeing’s pension plans were funded at 83 percent of the projected benefit obligation resulting in a reduction of $8.2 billion to shareholders’ equity.

Income tax benefit was $216 million in the quarter, including $170 million for the full-year R&D tax credit that was signed into law during the quarter.

Outlook

The 2009 financial guidance reflects expectations for continued growth in BCA and IDS, reduced discretionary and capital spending, and restructuring of various internal organizations to drive higher levels of productivity. The company expects to issue 2010 financial guidance later in the year.

Boeing’s 2009 revenue guidance is $68 billion to $69 billion. Earnings-per-share guidance for 2009 is $5.05 to $5.35 per share. The financial guidance continues to assume stable delivery levels for in-production commercial airplanes over the next several years, but also considers operational and market risks. Operating cash flow is expected to be greater than $2.5 billion (Table 7), including discretionary pension contributions of approximately $0.5 billion and an assumption of $1 billion for new commercial airplane financings.

Commercial Airplanes’ 2009 delivery guidance is between 480 and 485 airplanes and is sold out. BCA’s 2009 revenue is expected to grow to between $34 billion and $35 billion, accompanied by margins of approximately 10 percent.

IDS revenue guidance for 2009 is between $33 billion and $34 billion, with operating margins of approximately 10 percent.

The company expects that it will finance some commercial airplane deliveries beginning in the first quarter of 2009. At this time, we expect that the amount of financing in 2009 will exceed normal portfolio runoff due to depreciation and prepayments, modestly increasing the portfolio size at BCC.

Boeing’s 2009 R&D forecast is between $3.6 billion and $3.8 billion. Annual capital expenditures are expected to be approximately $1.4 billion in 2009.

The company’s non-cash pension expense is expected to be approximately $1.0 billion in 2009, reflecting negative asset returns in 2008, a reduction in the assumed long-term rate of return from 8.25 percent to 8.0 percent and a decrease in the discount rate to 6.1 percent from 6.2 percent.

Table 7. Financial Outlook

(Billions, except per share data)	2009
The Boeing Company
Revenues	$68 - $69
Earnings Per Share (GAAP)	$5.05 - $5.35
Operating Cash Flow[1]	> $2.5

Boeing Commercial Airplanes
Deliveries	480 - 485
Revenues	$34 - $35
Operating Margin	~ 10%

Integrated Defense Systems
Revenues
Boeing Military Aircraft	~ $14.0
Network & Space Systems	~ $11.5
Global Services & Support	~ $8.0

Total IDS Revenues	$33 - $34

Operating Margin
Boeing Military Aircraft	~ 10%
Network & Space Systems	~ 9%
Global Services & Support	~ 11.5%

Total IDS Operating Margin	~ 10%

Boeing Capital Corporation
Portfolio Size	Modest increase
Revenue	~ $0.6
Return on Assets	> 1.0%
Research & Development	$3.6 - $3.8
Capital Expenditures	~ $1.4

[1]	After pension contributions of $0.5 billion and assumed $1 billion for new aircraft financings in 2009.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this press release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: the effect of economic conditions in the United States and globally; the adequacy of coverage, by allowance for losses, of risks related to our non-U.S. accounts receivable being payable in U.S. dollars; the continued operation, viability and growth of Commercial Airplanes revenues and successful execution of our backlog in this segment; the effects of customers cancelling, modifying and/or rescheduling contractual orders; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the effect on our revenues of political and legal processes; changing defense priorities; and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the continuation of long-term trends in passenger traffic and revenue yields in the airline industry; the impact of volatile fuel prices and the airline industry’s response; the effect of declines in aircraft valuation; the impact on our revenues or operating results of airline bankruptcies; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; the amounts and effects of underinsured operations, including satellite launches; the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications related thereto; and the expected cash expenditures and charges associated with the exit of the Connexion by Boeing business.

# # #

Contact:

Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions except per share data)	2008	2007	2008	2007
Sales of products	$50,196	$57,049	$9,803	$14,856
Sales of services	10,729	9,338	2,877	$2,621

Total revenues	60,925	66,387	12,680	17,477

Cost of products	(41,662)	(45,375)	(8,926)	(11,904)
Cost of services	(8,445)	(7,732)	(2,266)	(2,346)
Boeing Capital Corporation interest expense	(223)	(295)	(50)	(70)

Total costs and expenses	(50,330)	(53,402)	(11,242)	(14,320)

	10,595	12,985	1,438	3,157
Income from operating investments, net	241	188	46	88
General and administrative expense	(3,084)	(3,531)	(734)	(796)
Research and development expense, net	(3,768)	(3,850)	(957)	(993)
Gain on dispositions/business shutdown, net	4	38	2	60

Earnings/(loss) from operations	3,988	5,830	(205)	1,516

Other income/(expense), net	247	484	(10)	129
Interest and debt expense	(202)	(196)	(57)	(57)

Earnings/(loss) before income taxes	4,033	6,118	(272)	1,588
Income tax (expense)/benefit	(1,349)	(2,060)	216	(561)

Net earnings/(loss) from continuing operations	2,684	4,058	(56)	1,027
Net gain on disposal of discontinued operations, net of taxes of $10, $9 and $3	18	16		6

Net earnings/(loss)	$2,702	$4,074	$(56)	$1,033

Basic earnings/(loss) per share from continuing operations	$3.73	$5.36	$(0.08)	$1.38
Net gain on disposal of discontinued operations, net of taxes	0.02	0.02		0.01

Basic earnings/(loss) per share	$3.75	$5.38	$(0.08)	$1.39

Diluted earnings/(loss) per share from continuing operations	$3.69	$5.26	$(0.08)	$1.35
Net gain on disposal of discontinued operations, net of taxes	0.02	0.02		0.01

Diluted earnings/(loss) per share	$3.71	$5.28	$(0.08)	$1.36

Cash dividends paid per share	$1.60	$1.40	$0.40	$0.35

Weighted average diluted shares (millions)	729.0	772.5	706.0	761.0

The numerator used to compute diluted earnings per share is as follows:

Net earnings/(loss)	$2,702	$4,074	$(56)	$1,033
Expense related to diluted shares		2

Total numerator	$2,702	$4,076	$(56)	$1,033

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	December 31 2008	December 31 2007
Assets
Cash and cash equivalents	$3,268	$7,042
Short-term investments	11	2,266
Accounts receivable, net	5,506	5,740
Current portion of customer financing, net	425	328
Deferred income taxes	1,151	2,341
Inventories, net of advances and progress billings	15,612	9,563

Total current assets	25,973	27,280

Customer financing, net	5,879	6,777
Property, plant and equipment, net of accumulated depreciation of $12,280 and $11,915	8,762	8,265
Goodwill	3,647	3,081
Other acquired intangibles, net	2,685	2,093
Deferred income taxes	4,106	197
Investments	1,328	4,111
Pension plan assets, net	16	5,924
Other assets, net of accumulated amortization of $400 and $385	1,405	1,258

Total assets	$53,801	$58,986

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$17,571	$16,676
Advances and billings in excess of related costs	12,737	13,847
Income taxes payable	49	253
Short-term debt and current portion of long-term debt	560	762

Total current liabilities	30,917	31,538

Deferred income taxes		1,190
Accrued retiree health care	7,322	7,007
Accrued pension plan liability, net	8,383	1,155
Non-current income taxes payable	1,154	1,121
Other long-term liabilities	337	516
Long-term debt	6,952	7,455
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,456	4,757
Treasury shares, at cost – 285,661,944 and 244,217,170	(17,758)	(14,842)
Retained earnings	22,705	21,376
Accumulated other comprehensive loss	(13,525)	(4,596)
ShareValue Trust shares – 28,460,769 and 31,362,850	(1,203)	(2,752)

Total shareholders’ equity	(1,264)	9,004

Total liabilities and shareholders’ equity	$53,801	$58,986

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2008	2007
Cash flows - operating activities:
Net earnings	$2,702	$4,074
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	209	287
Depreciation	1,325	1,334
Amortization of other acquired intangibles	166	152
Amortization of debt discount/premium and issuance costs	11	(1)
Investment/asset impairment charges, net	50	51
Customer financing valuation provision/(benefit)	62	(60)
Gain on disposal of discontinued operations	(28)	(25)
Gain on dispositions/business shutdown, net	(4)	(38)
Other charges and credits, net	116	197
Excess tax benefits from share-based payment arrangements	(100)	(144)
Changes in assets and liabilities –
Accounts receivable	564	(392)
Inventories, net of advances and progress billings	(6,168)	(1,577)
Accounts payable and other liabilities	856	928
Advances and billings in excess of related costs	(1,120)	2,369
Income taxes receivable, payable and deferred	752	1,290
Other long-term liabilities	(211)	71
Pension and other postretirement plans	14	(143)
Customer financing, net	432	1,458
Other	(29)	(247)

Net cash (used)/provided by operating activities	(401)	9,584

Cash flows - investing activities:
Property, plant and equipment additions	(1,674)	(1,731)
Property, plant and equipment reductions	34	59
Acquisitions, net of cash acquired	(964)	(75)
Contributions to investments	(6,673)	(5,710)
Proceeds from investments	11,343	3,817
Purchase of distribution rights	(178)	(182)

Net cash provided/(used) by investing activities	1,888	(3,822)

Cash flows - financing activities:
New borrowings	13	40
Debt repayments	(738)	(1,406)
Repayments of distribution rights financing	(357)
Stock options exercised, other	44	209
Excess tax benefits from share-based payment arrangements	100	144
Employee taxes on certain share-based payment arrangements	(135)
Common shares repurchased	(2,937)	(2,775)
Dividends paid	(1,192)	(1,096)

Net cash used by financing activities	(5,202)	(4,884)

Effect of exchange rate changes on cash and cash equivalents	(59)	46

Net (decrease)/increase in cash and cash equivalents	(3,774)	924
Cash and cash equivalents at beginning of year	7,042	6,118

Cash and cash equivalents at end of year	$3,268	$7,042

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2008	2007	2008	2007
Revenues:
Commercial Airplanes	$28,263	$33,386	$4,589	$8,866
Integrated Defense Systems:
Boeing Military Aircraft	13,492	13,740	3,166	3,618
Network and Space Systems	11,338	11,475	2,859	2,842
Global Services and Support	7,217	6,837	2,016	1,898

Total Integrated Defense Systems	32,047	32,052	8,041	8,358
Boeing Capital Corporation	703	815	168	196
Other	567	308	40	74
Unallocated items and eliminations	(655)	(174)	(158)	(17)

Total revenues	$60,925	$66,387	$12,680	$17,477

Earnings/(loss) from operations:
Commercial Airplanes	$1,186	$3,584	$(968)	973
Integrated Defense Systems:
Boeing Military Aircraft	1,276	1,649	354	398
Network and Space Systems	1,033	862	228	292
Global Services and Support	923	929	299	289

Total Integrated Defense Systems	3,232	3,440	881	979
Boeing Capital Corporation	169	234	26	30
Other	(292)	(331)	(59)	(166)
Unallocated items and eliminations	(307)	(1,097)	(85)	(300)

Earnings/(loss) from operations	3,988	5,830	(205)	1,516
Other income/(expense), net	247	484	(10)	129
Interest and debt expense	(202)	(196)	(57)	(57)

Earnings/(loss) before income taxes	4,033	6,118	(272)	1,588
Income tax (expense)/benefit	(1,349)	(2,060)	216	(561)

Net earnings/(loss) from continuing operations	2,684	4,058	(56)	1,027
Net gain on disposal of discontinued operations, net of taxes of $10, $9 and $3	18	16		6

Net earnings/(loss)	$2,702	$4,074	$(56)	$1,033

Research and development expense:
Commercial Airplanes	$2,838	$2,962	730	$770
Integrated Defense Systems:
Boeing Military Aircraft	482	450	120	110
Network and Space Systems	298	289	71	66
Global Services and Support	153	109	41	32

Total Integrated Defense Systems	933	848	232	208
Other	(3)	40	(5)	15

Total research and development expense	$3,768	$3,850	$957	$993

Unallocated items and eliminations:
Share-based plans	$(149)	$(233)	$(34)	$(6)
Deferred compensation	223	(51)	87	66
Pension	(208)	(561)	(14)	(141)
Postretirement	(79)	(125)	(19)	(32)
Capitalized interest	(44)	(53)	(6)	(17)
Other	(50)	(74)	(99)	(170)

Total	$(307)	$(1,097)	$(85)	$(300)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
Deliveries	2008	2007	2008	2007
Commercial Airplanes
737 Next-Generation	290	330	36	80
747	14	16	1	4
767	10	12	2	3
777	61	83	11	25

Total	375	441	50	112

Integrated Defense Systems

Boeing Military Aircraft
F/A-18 Models	45	44	12	11
F-15E Eagle	14	12	3	6
C-17 Globemaster	16	16	4	4
KC-767 Tanker	2
CH-47 Chinook	12	10	4	3
T-45TS Goshawk	7	9	2	2
AH-64 Apache	3	17	1
C-40A Clipper		3		1

Network and Space Systems
Delta II	2	3	1	1
Commercial and Civil Satellites	1	3
Military Satellites		1

Contractual backlog (Dollars in billions)	December 31 2008	September 30 2008	December 31 2007
Commercial Airplanes	$278.6	$275.9	$255.2
Integrated Defense Systems:
Boeing Military Aircraft	25.8	24.0	23.0
Network and Space Systems	8.9	7.6	9.2
Global Services and Support	10.6	9.8	9.6

Total Integrated Defense Systems	45.3	41.4	41.8

Total contractual backlog	$323.9	$317.3	$297.0

Unobligated backlog	$28.2	$32.1	$30.2

Total backlog	$352.1	$349.4	$327.2

Workforce	162,200	164,200	159,300